[LOGO]

                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

                 SUNBEAM CORPORATION REPORTS SECOND QUARTER 1996
                RESULTS; ANTICIPATES THIRD QUARTER AND FULL YEAR
                       EARNINGS TO BE BELOW THE PRIOR YEAR

         FORT LAUDERDALE, FL - July 24, 1996 - Sunbeam Corporation (NYSE: SOC) announced second quarter sales of $345.9 million, 12% above second quarter of 1995 sales of $308.8 million. Earnings per share for the quarter of $.09 decreased 36% compared to the $.14 per share reported for the same period last year. For the first six months of 1996, sales increased approximately 6% over 1995, from $648.3 million to $685.8 million, and earnings per share of $.30 decreased 40% from $.50 per share reported for the first six months of 1995.

         While sales increased for the quarter, the operating margin was two percentage points below the second quarter of 1995. The margin deterioration was predominately due to higher manufacturing and SG&A costs. During the past two years, the Company increased production capacity based upon anticipated sales growth which did not materialize. This increase in capacity has contributed to a higher cost structure. As a matter of corporate policy, the Company does not project results for future periods, however, as a result of this increased cost structure, the Company now expects third quarter and full year earnings per share to be significantly below the levels reported for the comparable prior year periods.

         Albert Dunlap, the Company's recently appointed Chairman and Chief Executive Officer stated, "The disappointing financial performance at Sunbeam over the past 18 months has highlighted that a massive change had to take place at the Company. In the very near-term, we will be building a highly focused management team to significantly restructure the Company. The focus will be on reducing the Company's cost structure, divesting non-core, low margin products and developing a solid strategy for future growth. Every aspect of the Company's cost structure will be examined. It is clear that Sunbeam will need to take a restructuring charge later this year." Mr. Dunlap added, "Sunbeam has a solid balance sheet with highly recognized brand names and its market leadership in many product categories provide a strong platform upon which to build."

         Certain of the statements contained herein, including statements relating to the

Company's future operating performance, are forward looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward looking statements as a results of various factors, including those set forth in the Company's report on Form 8-K, filed with the Securities and Exchange Commission on January 30, 1996.

         Sunbeam Corporation is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of outdoor and household brand name products. The Company's Sunbeam
(R) and Oster(R) brands have been household names for generations, both domestically and abroad, and the Company is a market leader in many of its product categories.

                                ****************

Contact:          John DeSimone
                  Manager, Investor Relations
                  Sunbeam Corporation

                  (305)767-2100

                                   Page 6 of 9